Exhibit 99.2

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Board of Directors and

Franchise Relationship Committee

of the Board of Directors

Coca-Cola Enterprises, Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Board of Directors and Franchise Relationship Committee:

We hereby consent to the inclusion of our opinion letter, dated August 6, 2015, to the Board of Directors and the Franchise Relationship Committee of the Board of Directors of Coca-Cola Enterprises, Inc. (“CCE”) as Annex E-2 to, and reference thereto under the headings “SUMMARY — Opinions of CCE’s Financial Advisors — Opinion of Credit Suisse Securities (USA) LLC” and “THE MERGER — Opinions of CCE’s Financial Advisors — Opinion of Credit Suisse Securities (USA) LLC” in, the proxy statement/prospectus relating to the proposed transaction involving CCE and Coca-Cola European Partners Limited (“Orange”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Orange (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

December 15, 2015